Exhibit 10.1

Consulting Agreement

This consulting agreement (the “Agreement”), entered into on June 18, 2010 and effective as of the Effective Date (as defined in Section 1), is made by and between Longwei Petroleum Investment Holding Limited, a Colorado corporation (together with any successor thereto, the “Company”), and Michael Toups, an independent provider of services (the “Contractor”).

RECITALS

A.           The Company desires to assure itself of the services of the Contractor, as an independent contractor, by engaging the Contractor to perform services under the terms hereof.

B.           The Contractor desires to provide services to the Company, as an independent contractor, on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below the parties hereto agree as follows:

1.Certain Definitions.

(a) “Board” shall mean the Board of Directors of the Company.

(b) “Company” shall, except as otherwise provided in Section 6(f), have the meaning set forth in the preamble hereto.

(c) “Contractor” shall have the meaning set forth in the preamble hereto.

(d) “Date of Termination” shall mean the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 4(b), whichever is earlier.

(e) “Effective Date” shall mean June 18, 2010, the date Contractor’s consulting with the Company will be deemed to commence hereunder, and in accordance with the Agreement.

(f) “Notice of Termination” shall have the meaning set forth in Section 4(b).

(g) “Term” shall have the meaning set forth in Section 2(b).

(h) “SEC” shall mean the United States Securities and Exchange Commission.

2.Consulting.

(a) In General. The Company shall engage the Contractor and the Contractor shall perform services on behalf of the Company upon the other terms and conditions herein provided.

(b) Term of Agreement.  The initial term under this Agreement (the “Initial Term”) shall be for the period beginning on the Effective Date and ending on the twelve month anniversary thereof, unless earlier terminated as provided in Section 4.

(c) Position and Duties.  During the Term, the Contractor shall provide services to the Company as defined in Exhibit A to the Agreement.  The Contractor will be subject to direction of the Board; shall report directly to the Board; and agrees to observe and comply with the Company’s rules and policies as adopted by the Company from time to time.

3.Compensation and Related Matters.

(a) Cash.  The Contractor will agree to provide services to the Company on a monthly basis as outlined in Exhibit A.  The Contractor will receive a monthly retainer for $10,000 USD in exchange for services provided to the Company each month within the term of the Agreement, $5,000 USD payable by the first day of each month and $5,000 USD payable by the last day of each month.

 (b) Stock Award.  On the date first written above, the Company and the Contractor agreed that the Contractor should receive a stock award of 60,000 shares of the Company’s common stock (the “Stock Award”).  Such shares of common stock are issued as compensation for services to be rendered by the Contractor over the Term of the Agreement.

(c) Vesting. The Stock Award will be vested and issued in according to the following timeline:

1.)
15,000 shares of the Company's common stock shall vest and be issued on the last day of each calendar quarter for services rendered during that quarter,  beginning September 30, 2010.  The Company agrees to remove the restricted legend from the certificates at the request of the Consultant after the required 144 holding period.

 (e) Expenses.  The Company shall reimburse the Contractor for all reasonable travel and other business expenses incurred by him in the performance of his duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures, but in no case shall reimbursement payment be later than 10 days from presentment of receipts related to Company activities.  The travel needs to be approved by the Company in advance.

(f)
D&O Insurance.  The Company shall maintain adequate D&O coverage for the corporation, as well as the directors and officers individually (A-side coverage) at all times as instructed by the board of directors.

4.Termination.

(a) The Contractor’s consulting hereunder will be reviewed by the Company at the end of each quarterly SEC reporting period, upon which the Company will have the right to terminate this Agreement any day during the first 7 days following the end of a quarterly reporting period.  The Contractor may terminate this Agreement only upon prior approval from the Company.

(b) Notice of Termination.  Any termination of the Agreement by the Company or by the Contractor under this Section 4 shall be effective at least 30 days following the date of such notice (a “Notice of Termination”).  However, the termination of the Agreement by the Company under this Section 4 shall be effective at least 30 days following the date of such notice, for purposes of determining the pro-rata portion of the Stock Award to be earned by the Contractor.

(c) Termination due to Death or Disability.  If the Agreement is terminated by reason of the Contractor's death or Disability, then the Contractor or, as applicable, his estate or other legal representative, shall be entitled to receive the amounts described in Section 4(b), if the Contractor, or his legal representative, executes and does not thereafter revoke, a General Release in a form acceptable to the Company.

5.Governing Law.  This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Florida.

6.Entire Agreement.  The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the Consulting of the Contractor by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement.  This Agreement (together with any other agreements and instruments contemplated hereby or referred to herein) shall supersede all undertakings or agreements, whether written or oral, previously entered into by the Contractor and the Company or any predecessor thereto or affiliate thereof with respect to the Consulting of the Contractor by the Company.  The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

7.Construction.  This Agreement shall be deemed drafted equally by both the parties. Its language shall be construed as a whole and according to its fair meaning.  Any presumption or principle that the language is to be construed against any party shall not apply.  The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation.  Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary.

8.Survival.  The expiration or termination of the Term shall not impair the rights or obligations of any party hereto, which shall have accrued prior to such expiration or termination and shall remain in force for a period of five years after termination.

9.Stock Certificate.  The common stock certificate to be issued in accordance with Section 3 shall be delivered as follows:

(a) A stock certificate for 15,000 shares of the Company's common stock shall be delivered in the following name and at the following address on the last day of each calendar quarter beginning September 30, 2010 as follows:

Michael P. Toups
8 Hibiscus Road
Belleair, FL 33756

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

LONGWEI PETROLEUM INVESTMENT HOLDING LIMITED:

/s/ Cai Yongjun
By: Cai Yongjun
Title: Chief Executive Officer

CONTRACTOR:

/s/ Michael Toups
By: Michael Toups

Exhibit A

1) Position and Duties

The Contractor shall in general have duties described below, including without limitation, the responsibility to:

(a) Serve as the Company's Chief Financial Officer and accept all customary duties of a Chief Financial Officer of a public company who shares of common stock are traded on the United States Over-the-Counter Bulletin Board, Nasdaq or NYSE-Amex.

(b) Keep a complete and accurate accounting of receipts and disbursements in the corporate accounting records.  The Company agrees to maintain an experienced controller to manage the accounting department and day-to-day transactions, as well as adequate professionals directed by the Contractor to support his duties defined herein.

(c) Render a complete financial report at the annual meeting of the shareholders if so requested;

(d) Be responsible to act as the main depository of the Company's accounting, finance and corporate records. Provide such records as requested in a timely manner.

(e) Provide consulting services with regard to fundraising, private placements, general securities law matters (but with a full understanding that any actions on behalf of the Company or communications with the Company do not constitute legal advice or a suggestion that the Contractor can be relied upon for sound legal advice), business plan development, filings with the SEC on Form 10-K and Form 10-Q.

(f) Attendance with all shareholder or meetings of the Board as requested by the Company